Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FOURTH QUARTER AND YEAR-END 2019 RESULTS,

ANNOUNCES $0.13 PER SHARE DIVIDEND

●	Record annual revenues of $5.8 billion; net income of $141.6 million
●	Annual earnings per diluted share of $3.77
●	Annual absorption ratio 120.2%
●	Annual medium-duty truck sales significantly outperform the market
●	Annual aftermarket growth outpaces industry
●	4th quarter revenues of $1.3 billion; net income of $23.8 million
●	Board declares cash dividend of $0.13 per share of Class A and Class B common stock

SAN ANTONIO, Texas, February 12, 2020 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2019, the Company achieved record revenues of $5.8 billion and net income of $141.6 million, or $3.77 per diluted share, compared with revenues of $5.5 billion and net income of $139.1 million, or $3.45 per diluted share, for the year ended December 31, 2018. During 2018, the Company incurred a non-cash charge to amortization expense and a charge to selling, general and administrative expense totaling $20.9 million associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income in 2018 was $154.9 million, or $3.85 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.13 per share of Class A and Class B Common Stock, to be paid on March 17, 2020, to all shareholders of record as of February 25, 2020.

“We are pleased with our strong financial performance in 2019,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Though we experienced declines in new Class 8 truck sales and aftermarket products and services sales in the fourth quarter, our overall performance for the full year 2019 was strong, primarily due to a healthy economy and activity throughout the markets we support. In addition, the successful execution of our strategic initiatives continues to contribute to our parts and service revenue growth, and we gained market share in our new medium-duty truck sales,” he added.

“I want to thank our employees who continue to inspire me with their dedication to our customers and to our company’s success. It is only because of their hard work that we were able to achieve such a successful year,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 64.9% of the Company’s total gross profits in 2019, with parts, service and collision center revenues reaching $1.8 billion, up 5.5% compared to 2018. The Company achieved an annual absorption ratio of 120.2% in 2019.

“Our aftermarket products and services revenue growth remained strong in 2019, primarily due to our continued focus on our strategic initiatives. In 2019, we continued to invest in internal and customer-facing technologies, such as our ecommerce platform and RushCare Parts Connect. We also continued to grow our all-makes parts product offerings and expanded our aftermarket products and services sales force,” said Rush. “Despite our strong aftermarket products and services sales growth for the full year 2019, activity from our energy customers declined throughout 2019, negatively impacting our aftermarket products and services results, particularly in the fourth quarter. Widespread weakness in aftermarket demand, typical seasonal decline and the timing of the mid-week holidays further impacted our fourth quarter results. Though the end of the year was not without its challenges, we are proud of our sales and service team’s ability to continue growing our aftermarket products and services revenues,” said Rush.

“Looking forward, we expect that parts and service activity throughout the industry will be relatively flat in 2020 compared to 2019. We believe aftermarket demand from our energy sector customers has bottomed, which will limit our year over year aftermarket growth in the first half of 2020 because stronger energy sector demand existed in the first half of 2019,” said Rush. “We remain focused on our strategic initiatives and have ambitious targets for improving efficiency and productivity in our parts fulfillment processes to facilitate additional parts sales. We are also excited about RushCare® Complete, which we launched in the summer of 2019. RushCare® Complete is an all-inclusive service that expedites vehicle repairs through qualified service facilities across North America. We believe this new service solution will drive parts and service revenue growth and improve vehicle uptime,” Rush said.

“As a direct result of the technology investments we have made over the past 18 months in the furtherance of our strategic initiatives, we have more insight into our business than ever before, and we are using that insight to our advantage. Though industry demand for aftermarket products and services may remain flat in 2020, we are laser focused on gaining market share and believe we are positioned for modest aftermarket products and services revenues growth in 2020,” said Rush.

Truck Sales

New U.S. Class 8 retail truck sales totaled 281,440 units in 2019, up 10% over 2018, according to ACT Research. The Company sold 14,986 new Class 8 trucks in 2019, an increase of 2.2% compared to 2018, and accounted for 5.3% of the new U.S. Class 8 truck market.

“Our new Class 8 truck sales grew steadily from the first quarter of 2019 through the third quarter of 2019, primarily due to the healthy economy and strong activity across the market segments we support. In the fourth quarter of 2019, as predicted by ACT Research, all new U.S. Class 8 truck retail sales declined compared to the fourth quarter of 2018, and our results were further negatively impacted by the timing of certain fleet deliveries,” Rush said.

ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 190,000 units in 2020, a 32.5% decrease compared to 2019.

“2020 will be a challenging year for the new Class 8 truck market due to excess truck capacity in the market resulting from exceptionally high unit sales volumes over the past two years. This excess truck capacity has negatively impacted freight rates for our customers. Declining freight rates, coupled with the fact that this is an election year, generally results in our customers being more cautious with their purchase decisions. That said, freight rates are expected to improve in the second half of the year, the housing sector is growing and the economy is healthy. Our team will continue to closely monitor market conditions impacting Class 8 truck sales, and we believe that we are well positioned to gain market share in 2020,” said Rush.

The Company sold 14,470 new Class 4-7 medium-duty commercial vehicles in 2019, an increase of 11.7% compared to 2018, accounting for 5.4% of the total U.S. market and significantly outpacing the industry. New U.S. Class 4-7 medium-duty commercial vehicle sales were 266,977 units in 2019, up 3.4% over 2018.

“While our fourth quarter 2019 new medium-duty commercial vehicle sales results were flat compared to the fourth quarter of 2018, we experienced strong activity from all of the market segments we support in 2019 and our annual sales significantly outpaced the market, resulting in another record-setting year for new Class 4-7 medium-duty commercial vehicle sales,” said Rush. “By offering a breadth of options from the five medium-duty manufacturers we represent, we continue to evolve to meet our customers’ needs, moving us further towards our medium-duty commercial vehicle sales strategic goals,” said Rush.

ACT Research forecasts U.S. retail sales for new Class 4-7 commercial vehicles to be approximately 253,400 units in 2020, a 5.1% decrease compared to 2019.

“We believe our medium-duty performance will be on pace with the market in 2020, due to solid activity across the markets we support, and we are well-positioned to take advantage of every opportunity possible and continue the long-term upward trend of our new Class 4-7 commercial vehicle sales,” said Rush.

The Company sold 7,741 used vehicles in 2019, a 3.5% decrease compared to 2018. “Record new truck deliveries in the past few years caused an oversupply of used trucks in the market in 2019, which put pressure on used truck values in the second half of the year,” said Rush. “Currently, we believe that used truck values continue to depreciate significantly faster than what is considered a normal rate. We continue to closely monitor used truck values and other market factors, but we believe our inventory, in terms of quantity and value, is well positioned to meet current market demand,” he added.

Network Expansion

In 2019, the Company opened full-service Peterbilt dealerships in Victoria and Beaumont, Texas as well as a second Peterbilt location in Jacksonville, Florida, which is operating as Rush Truck Center – Jacksonville East. Further, the Company acquired a Ford commercial vehicle dealership in Ceres, California, now Rush Truck Center – Ceres, which offers a full range of Ford trucks, parts and service.

In its first investment in a dealership network outside of the United States, on February 25, 2019, a subsidiary of the Company purchased 50% of the equity in Rush Truck Centres of Canada Limited, which operates 14 International Truck dealerships in the Province of Ontario, Canada.  The Company has an option to purchase the remaining 50% equity interest until the close of business on February 25, 2024.

“We remain focused on the strategic expansion of our dealership network, which will enhance the support we offer our customers whenever and wherever they need us and support our long-term growth goals,” Rush said.

Financial Highlights

For the year ended December 31, 2019, the Company’s revenues totaled $5.8 billion, compared to revenues of $5.5 billion reported in 2018. The Company reported net income for 2019 of $141.6 million, or $3.77 per diluted share, compared with net income of $139.1 million, or $3.45 per diluted share in 2018. During 2018, the Company incurred a non-cash charge to amortization expense and a charge to selling, general and administrative expense totaling $20.9 million associated with the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP Platform). Excluding the charge related to the ERP Platform, the Company’s adjusted net income in 2018 was $154.9 million, or $3.85 per diluted share.

Aftermarket products and services revenues were $1.8 billion in the year ended 2019, compared to $1.7 billion in the year ended 2018. The Company sold 39,416 new and used commercial vehicles in 2019, a 4.3% increase compared to 37,797 new and used commercial vehicles in 2018. The Company delivered 14,986 new heavy-duty trucks, 14,470 new medium-duty commercial vehicles, 2,219 new light-duty commercial vehicles and 7,741 used commercial vehicles during 2019, compared to 14,666 new heavy-duty trucks, 12,949 new medium-duty commercial vehicles, 2,161 new light-duty commercial vehicles and 8,021 used commercial vehicles during 2018.

In the fourth quarter of 2019, the Company’s revenues totaled $1.3 billion, compared to revenues of $1.5 billion reported for the fourth quarter of 2018. Net income for the quarter ended December 31, 2019 was $23.8 million, or $0.64 per diluted share, compared to $47.0 million, or $1.20 per diluted share, in the quarter ended December 31, 2018.

Aftermarket product and services revenues were $421.2 million in the fourth quarter of 2019, compared to $420.0 million in the fourth quarter of 2018. The Company’s absorption ratio was 116.6% in the fourth quarter of 2019, compared to 124.3% in the fourth quarter of 2018. The Company delivered 2,991 new heavy-duty trucks, 3,424 new medium-duty commercial vehicles, 436 new light-duty commercial vehicles and 1,932 used commercial vehicles during the fourth quarter of 2019, compared to 4,811 new heavy-duty trucks, 3,421 new medium-duty commercial vehicles, 487 new light-duty commercial vehicles and 1,895 used commercial vehicles during the fourth quarter of 2018.

Primarily due to healthy rental fleet demand and utilization and successful execution of its leasing service model, including reducing leasing operating costs, the Company increased its lease and rental revenues by 3.9% in 2019, compared to 2018. Rush Truck Leasing now operates 45 PacLease and Idealease franchises in markets across the country with more than 8,500 trucks in its lease and rental fleet and more than 1,000 trucks under contract maintenance agreements.

During 2019, the Company repurchased $58.3 million of its common stock. During the fourth quarter of 2019, the Company repurchased $4.1 million of its common stock and adopted a repurchase plan that allows us to repurchase $100 million of stock through December 31, 2020. As of December 31, 2019, there is $99.5 million remaining to spend under the plan. Further, during the fourth quarter of 2019, we paid a cash dividend of $4.7 million, for a total of $18.3 million paid to shareholders during 2019. “Our cash dividends reflect our commitment to our capital allocation strategy and enhancing shareholder value. We also continued to invest in our long-term initiatives and ended the year in a strong financial position of $181.6 million in cash and cash equivalents,” said Rush.

“In anticipation of more challenging industry conditions in 2020, we implemented companywide expense reductions in the fourth quarter of 2019 to help offset the expectation of lower revenues. As in previous years, employee benefits and payroll taxes will negatively impact expenses in the first quarter of 2020 compared to the fourth quarter of 2019,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 13, 2020, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 3148317 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 15, 2020. Listen to the audio replay until February 20, 2020, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 3148317.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 100 dealership locations in 22 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, FUSO, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and collision center operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle upfitting, CNG fuel systems and vehicle telematics products. Additional information about Rush Enterprises’ products and services is available at www.rushenterprises.com. Follow our news on Twitter at @rushtruckcenter and on Facebook at facebook.com/rushtruckcenters.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services, the impact of strategic initiatives and the Company’s capital allocation strategy, including future issuances of cash dividends and future repurchases of the Company’s common stock, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$181,620	$131,726
Accounts receivable, net	183,704	190,650
Note receivable affiliate	–	12,885
Inventories, net	1,326,080	1,339,923
Prepaid expenses and other	20,728	10,491
Assets held for sale	419	2,269
Total current assets	1,712,551	1,687,944
Property and equipment, net	1,279,931	1,184,053
Operating lease right-of-use assets, net	57,197	–
Goodwill, net	292,142	291,391
Other assets, net	65,508	37,962
Total assets	$3,407,329	$3,201,350

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$996,336	$1,023,019
Current maturities of long-term debt	189,265	161,955
Current maturities of finance lease obligations	22,892	19,631
Current maturities of operating lease obligations	10,114	–
Trade accounts payable	133,697	127,451
Customer deposits	42,695	36,183
Accrued expenses	112,390	125,056
Total current liabilities	1,507,389	1,493,295
Long-term debt, net of current maturities	438,413	439,218
Finance lease obligations, net of current maturities	69,478	49,483
Operating lease obligations, net of current maturities	47,555	–
Other long-term liabilities	20,704	11,118
Deferred income taxes, net	164,297	141,308
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2019 and 2018	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 27,953,648 Class A shares and 8,240,486 Class B shares outstanding in 2019; and 28,709,636 Class A shares and 8,290,277 Class B shares outstanding in 2018	465	458
Additional paid-in capital	397,267	370,025
Treasury stock, at cost: 5,055,783 Class A shares and 5,306,341 Class B shares in 2019 and 3,791,751 Class A shares and 5,030,787 Class B shares in 2018	(304,129)	(245,842)
Retained earnings	1,065,553	942,287
Accumulated other comprehensive income	337
Total shareholders’ equity	1,159,493	1,066,928
Total liabilities and shareholders’ equity	$3,407,329	$3,201,350

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$823,632	$1,049,667	$3,757,584	$3,558,637
Parts and service	421,205	419,972	1,762,510	1,670,052
Lease and rental	63,576	60,896	247,549	238,238
Finance and insurance	5,569	5,249	24,443	20,535
Other	3,722	4,658	17,761	18,728
Total revenue	1,317,704	1,540,442	5,809,847	5,506,190
Cost of products sold:
New and used commercial vehicle sales	763,198	969,810	3,480,682	3,280,966
Parts and service	267,184	261,536	1,097,337	1,049,684
Lease and rental	52,884	50,256	206,200	197,271
Total cost of products sold	1,083,266	1,281,602	4,784,219	4,527,921
Gross profit	234,438	258,840	1,025,628	978,269
Selling, general and administrative	180,105	177,497	753,749	705,226
Depreciation and amortization	14,820	13,094	55,372	70,489
(Loss) gain on sale of assets	(90)	138	(102)	297
Operating income	39,423	68,387	216,405	202,851
Other (expense) income	(391)	–	1,925	–
Interest expense, net	5,687	6,414	28,807	19,682
Income before taxes	33,345	61,973	189,523	183,169
Provision for income taxes	9,591	15,004	47,940	44,107
Net income	$23,754	$46,969	$141,583	$139,062

Earnings per common share:
Basic	$0.65	$1.22	$3.86	$3.55
Diluted	$0.64	$1.20	$3.77	$3.45

Weighted average shares outstanding:
Basic	36,406	38,460	36,659	39,223
Diluted	37,410	39,277	37,571	40,293

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2019	December 31, 2018
New heavy-duty vehicles	$444,497	$672,614
New medium-duty vehicles (including bus sales revenue)	279,311	262,797
New light-duty vehicles	18,105	20,200
Used vehicles	76,989	88,682
Other vehicles	4,730	5,374

Absorption Ratio	116.6%	124.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP),” which are financial measures that are not in accordance with U.S. generally accepted accounting principles, since they exclude the charges related to the upgrade and replacement of certain components of the Company’s Enterprise Resource Planning software platform (ERP platform) in the second quarter of 2018. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Reconciliations from the most directly comparable GAAP measures of adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

	Twelve Months Ended
Adjusted Net Income (in thousands)	December 31, 2019	December 31, 2018
Net Income	$141,583	$139,062
Charges related to upgrade and replacement of ERP platform, net of tax	–	15,886
Adjusted Net Income (non-GAAP)	$141,583	$154,948

Per Diluted Share
Net Income	$3.77	$3.45
Charges related to upgrade and replacement of ERP platform, net of tax	–	0.40
Adjusted Net Income (non-GAAP)	$3.77	$3.85

Debt Analysis (in thousands)	December 31, 2019	December 31, 2018
Floor plan notes payable	$996,336	$1,023,019
Current maturities of long-term debt	189,265	161,955
Current maturities of finance lease obligations	22,892	19,631
Long-term debt, net of current maturities	438,413	439,218
Finance lease obligations, net of current maturities	69,478	49,483
Total Debt (GAAP)	1,716,384	1,693,306
Adjustments:
Debt related to lease & rental fleet	(661,191)	(589,933)
Floor plan notes payable	(996,336)	(1,023,019)
Adjusted Total Debt (Non-GAAP)	58,857	80,354
Adjustment:
Cash and cash equivalents	(181,620)	(131,726)
Adjusted Net (Cash) Debt (Non-GAAP)	$(122,763)	$(51,372)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments received fully cover the capital costs of the lease & rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2019	December 31, 2018
Net Income (GAAP)	$141,583	$139,062
Provision for income taxes	47,940	44,107
Interest expense	28,807	19,682
Depreciation and amortization	55,372	70,489
Loss (gain) on sale of assets	102	(297)
EBITDA (Non-GAAP)	273,804	273,043
Adjustment:
Interest expense associated with FPNP	(27,811)	(17,839)
Adjusted EBITDA (Non-GAAP)	$245,993	$255,204

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2019	December 31, 2018
Net cash provided by operations (GAAP)	$421,272	$215,364
Acquisition of property and equipment	(293,493)	(238,260)
Free cash flow (Non-GAAP)	127,779	(22,896)
Adjustments:
(Payments) draws on floor plan financing, net	(104)	167,812
Proceeds from L&RFD	210,042	156,751
Principal payments on L&RFD	(169,921)	(163,734)
Non-maintenance capital expenditures	43,123	39,268
Adjusted Free Cash Flow (Non-GAAP)	$210,919	$177,201

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2019	December 31, 2018
Total Shareholders' equity (GAAP)	$1,159,493	$1,066,928
Adjusted net (cash) debt (Non-GAAP)	(122,763)	(51,372)
Adjusted Invested Capital (Non-GAAP)	$1,036,730	$1,015,556

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.